EXHIBIT 16.1

                     Letterhead of Williams & Webster, P.S.




January 19, 2005

U. S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

On January 19, 2005, this Firm received a draft copy of a Form 8-K/A to be filed by Telestone Technologies Corporation (the "Company" formerly known as Milestone Capital, Inc.) reporting the dismissal of firm as the Company's independent registered public accounting firm in accordance with the requirements of Item
4.01 - Changes in Registrant's Certifying Public Accountant of Form 8-K.

We have no disagreements  with the statements made in the draft Form 8-K/A, Item
4.01 disclosures provided to us. Our report on December 31, 2003 financial statements did not contain an adverse opinion or a disclaimer of opinion nor was it qualified or modified as to audit scope, accounting principles or uncertainty, except for a going concern opinion expressing substantial doubt about the ability of the Company to continue as a going concern.

Yours truly,

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington